Exhibit 5.1

September 15, 2015

Wyndham Worldwide Corporation

22 Sylvan Way

Parsippany, New Jersey 07054

Re: 5.100% Notes due 2025

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to Wyndham Worldwide Corporation (the “Company”), in connection with the issuance and sale by the Company of the Company’s $350,000,000 aggregate principal amount of 5.100% Notes due 2025 (the “Notes”) under the Securities Act of 1933, as amended (the “Securities Act”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Restated Certificate of Incorporation of the Company and the Amended and Restated By-Laws of the Company, (ii) the registration statement on Form S-3 (No. 333-206104) (as amended, the “Registration Statement”) to which this letter is an exhibit, (iii) the preliminary prospectus supplement, dated September 10, 2015, relating to the offering and sale of the Notes (the “Preliminary Prospectus Supplement”), (iv) the final prospectus supplement, dated September 10, 2015, relating to the offering and sale of the Notes (together with the Preliminary Prospectus Supplement, the “Prospectus Supplement”), (v) the indenture, dated November 20, 2008, by and among the Company and U.S. Bank National Association, as trustee, including the ninth supplemental indenture thereto relating to the Notes dated the date hereof (collectively, the “Indenture”), and (vi) copies of the Notes.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Notes have been duly authorized by the Company and are binding obligations of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated September 15, 2015. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Securities and Exchange Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and the General Corporation Law of the State of Delaware.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We have also assumed that the execution and delivery of the Indenture and the Notes and the performance by the Company of their obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company is bound.

This opinion is furnished to you in connection with the filing of the Prospectus Supplement and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Yours very truly,

/s/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP